Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION, AS AMENDED, OF

DIPEXIUM PHARMACEUTICALS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Dipexium Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Dipexium Pharmaceuticals, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 12, 2014, and a Certificate of Amendment was filed with the Secretary of State of the State of Delaware on May 25, 2016.

2.	The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation, as amended, of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Certificate of Incorporation, as amended, of the Corporation as follows:

Paragraph 1 of Article FOURTH is hereby deleted in its entirety and replaced with the following:

“Classes of Stock. The Corporation is authorized to issue one class of shares of capital stock to be designated as common stock (“Common Stock”). The number of shares of Common Stock authorized to be issued is one hundred million (100,000,000), par value $0.001 per share.”

Article FOURTH is hereby amended by adding a Section 4 which reads as follows:

“4. Effective as of 4:30 P.M. eastern time, on April 19, 2017 (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each eight (8) shares of issued Common Stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification shall be entitled to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock on The NASDAQ Capital Market on the last trading day prior to the Effective Time, or if such price is not available, the average of the last bid and asked prices of the Common Stock on such day or other price determined by the Corporation’s Board of Directors.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive a whole share in lieu of a fractional share of Common Stock), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (including the right to receive a whole share in lieu of a fractional share of Common Stock).”

3.	This Certificate of Amendment shall be effective April 19, 2017 at 4:30 P.M., eastern time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 18th day of April, 2017.

DIPEXIUM PHARMACEUTICALS, INC.

By:	/s/ David. P. Luci

Name: David P. Luci
Title: Chief Executive Officer